Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

THE FIRST BANCSHARES, INC.

and

SOUTHWEST GEORGIA FINANCIAL CORPORATION

Dated as of December 18, 2019

i

Exhibit A – Form of SWGB Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of December 18, 2019, by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB” and, together with FBMS, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SWGB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the “Merger”), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors of SWGB have entered into voting agreements (each a “SWGB Voting Agreement” and collectively, the “SWGB Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FBMS, pursuant to which each such director has agreed, among other things, to vote certain of the SWGB Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the SWGB Voting Agreements;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01        The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Georgia Business Corporations Code (the “GBCC”), at the Effective Time, SWGB shall merge with and into FBMS pursuant to the terms of this Agreement. FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of SWGB shall cease.

Section 1.02        Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03        Bank Merger. Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Southwest Georgia Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of SWGB (“Southwest Georgia Bank”), shall be merged (the “Bank Merger”) with and into The First, A National Banking Association, a national banking association and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and FBMS and SWGB, as the sole shareholders of The First and Southwest Georgia Bank, respectively, have approved a separate merger agreement (the “Bank Plan of Merger”) in the form attached hereto as Exhibit B, and have caused the Bank Plan of Merger to be executed and delivered by The First and Southwest Georgia Bank simultaneously with the execution and delivery of this Agreement. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Southwest Georgia Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with SWGB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 1.04       Directors and Officers. The directors and officers of FBMS immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers of the Surviving Entity until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Entity. The directors and officers of The First immediately prior to the Effective Time of the Bank Merger shall, from and after the Effective Time, continue as the directors and officers of the Surviving Bank until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Bank.

Section 1.05       Effective Time; Closing.

(a)           Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia, as provided in the MBCA and GBCC, on the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of

State of the State of Mississippi and the Secretary of State of the State of Georgia, or at such later time as is agreed between the Parties and specified in the Articles of Merger in accordance with the relevant provisions of the MBCA and GBCC (such date and time is hereinafter referred to as the “Effective Time”).

(b)            The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on a date determined by FBMS and reasonably acceptable to SWGB (the “Closing Date”), which shall be on the first Business Day of the month that begins immediately following the satisfaction or waiver of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place, date and time as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and SWGB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.06        Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Section 1.07        Reservation of Right to Revise Structure. FBMS may at any time, with the consent of SWGB (not to be unreasonably withheld, delayed, or conditioned), change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount, form, or timing of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, or require additional or different regulatory approval, (iii) adversely affect the Tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of SWGB’s shareholders after the Plan of Merger has been approved by SWGB’s shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01        Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SWGB:

(a)            Each share of FBMS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)           Each share of SWGB Common Stock owned directly by FBMS, SWGB or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “SWGB Cancelled Shares”).

(c)            Notwithstanding anything in this Agreement to the contrary, all shares of SWGB Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Title 14, Chapter 2, Article 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SWGB Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. SWGB shall give FBMS (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of SWGB Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by SWGB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. SWGB shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SWGB Stock for which dissenters’ rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.

(d)           Each share of SWGB Common Stock (excluding Dissenting Shares, SWGB Restricted Shares and SWGB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive one (1.00) share of FBMS Common Stock (the “Merger Consideration”).

Section 2.02        SWGB Stock-Based Awards.

(a)            At the Effective Time, each outstanding restricted stock award granted under the SWGB Stock Plans (a “SWGB Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of SWGB Common Stock and shall be converted into a number of restricted shares of FBMS Common Stock (each, a “Converted Restricted Share”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of SWGB Restricted Shares subject to such award multiplied by (ii) one (1.00). Except as specifically provided above, following the Effective Time, each such Converted Restricted Share shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding SWGB Restricted Share immediately prior to the Effective Time, except that each Converted Restricted Share shall be amended to provide for vesting in full, to the extent not vested previously, if the holder’s employment with FBMS (or any of its Subsidiaries) is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntary resignation).

(b)            Prior to the Effective Time, SWGB, the board of directors of SWGB and the compensation committee of the board of directors of SWGB, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the SWGB Restricted Shares pursuant to Section 2.02(a). SWGB shall take all actions necessary to ensure that, from and after the Effective Time, neither FBMS nor any of its subsidiaries will be required to deliver shares of SWGB Common Stock or other capital stock of SWGB to any person pursuant to or in settlement of the SWGB Restricted Shares.

(c)            FBMS shall take all actions that are necessary for the treatment of the SWGB Restricted Shares pursuant to Section 2.02(a), including the reservation, issuance, securities registration (including on the Registration Statement or a registration statement on Form S-8) and listing of FBMS Common Stock as necessary to effect the transactions contemplated by this Section 2.02.

Section 2.03        Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of SWGB Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SWGB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II. At the Effective Time, holders of SWGB Common Stock shall cease to be, and shall have no rights as, shareholders of SWGB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of SWGB shall be closed, and there shall be no registration of transfers on the stock transfer books of SWGB of shares of SWGB Common Stock.

Section 2.04        Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent)

determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the FBMS Average Stock Price.

Section 2.05        Plan of Reorganization. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06        Exchange Procedures. FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise cause to be delivered to each Holder, appropriate and customary transmittal materials in form and substance mutually agreed upon by the Parties, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07        Deposit and Delivery of Merger Consideration.

(a)            Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SWGB Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.

(b)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of SWGB for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of SWGB who have not theretofore complied with this Section 2.07 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of SWGB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SWGB Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SWGB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of SWGB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of SWGB Common Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)            FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.

Section 2.08        Rights of Certificate Holders after the Effective Time.

(a)            All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b)            In the event of a transfer of ownership of a Certificate representing SWGB Common Stock that is not registered in the stock transfer records of SWGB, the proper amount of shares of FBMS Common Stock shall be issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SWGB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered Holder of the

Certificate or establish to the satisfaction of FBMS or the Exchange Agent that the Tax has been paid or is not applicable.

Section 2.09        Anti-Dilution Provisions. If the number of shares of FBMS Common Stock or SWGB Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SWGB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SWGB

Except as (a) set forth in the disclosure schedule delivered by SWGB to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SWGB Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the SWGB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SWGB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SWGB and (ii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) disclosed in any SWGB Reports filed with or furnished to the SEC by SWGB after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SWGB hereby represents and warrants to FBMS as follows:

Section 3.01        Organization and Standing. Each of SWGB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SWGB. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SWGB Disclosure Schedule 3.01.

Section 3.02        Capital Stock.

(a)           The authorized capital stock of SWGB consists of 5,000,000 shares of SWGB Common Stock and 3,000,000 shares of SWGB Preferred Stock. As of the date hereof, there are 2,548,510 shares of SWGB Common Stock issued and outstanding (including SWGB Restricted Shares) and no shares of SWGB

Preferred Stock issued and outstanding. As of the date hereof, there are no SWGB Options and 19,467 SWGB Restricted Shares outstanding. There are no shares of SWGB Common Stock held by any of SWGB’s Subsidiaries. SWGB Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SWGB, of each Holder, and the number of shares of SWGB Common Stock held by each such Holder. The issued and outstanding shares of SWGB Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SWGB shareholder. All shares of SWGB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)           SWGB Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of SWGB Restricted Shares or other outstanding Rights of SWGB the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SWGB Common Stock, or any other security of SWGB, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SWGB Stock Plan under which such award was granted, if applicable. Each SWGB Restricted Share and all other outstanding Rights of SWGB comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in SWGB’s Tax Returns. Each grant of SWGB Restricted Shares or other outstanding Rights of SWGB was appropriately authorized by the board of directors of SWGB or the compensation committee thereof, was made in accordance with the terms of the SWGB Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SWGB or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which SWGB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SWGB or any of SWGB’s Subsidiaries or obligating SWGB or any of SWGB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SWGB or any of SWGB’s Subsidiaries other than those listed in SWGB Disclosure Schedule 3.02(b). Except as set forth in SWGB Disclosure Schedule 3.02(b), there are no obligations, contingent or otherwise, of SWGB or any of SWGB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of SWGB Common Stock or capital stock of any of SWGB’s Subsidiaries or any other securities of SWGB or any of SWGB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the SWGB Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of SWGB’s capital stock and there are no agreements or arrangements under which SWGB is obligated to register the sale of any of its securities under the Securities Act.

Section 3.03        Subsidiaries.

(a)           SWGB Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SWGB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by SWGB. Except as set forth in SWGB Disclosure Schedule 3.03(a), (i) SWGB owns, directly or indirectly, all of the issued and outstanding equity securities of each SWGB Subsidiary, (ii) no equity securities of any of SWGB’s Subsidiaries are or may become required to be issued (other than to SWGB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SWGB or a wholly owned Subsidiary of SWGB), (iv) there are no contracts, commitments, understandings or arrangements relating to SWGB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SWGB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SWGB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither SWGB nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

(b)            Neither SWGB nor any of SWGB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Southwest Georgia Bank. Except as set forth in SWGB Disclosure Schedule 3.03(b), neither SWGB nor any of SWGB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04        Corporate Power; Minute Books.

(a)            SWGB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SWGB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite SWGB Shareholder Approval.

(b)            SWGB has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of SWGB and each of its Subsidiaries, the minute books of SWGB and each of its Subsidiaries (with confidential supervisory information redacted), and the stock ledgers and stock transfer books of SWGB and each of its Subsidiaries. Neither SWGB nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of SWGB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of SWGB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SWGB and each of its Subsidiaries.

Section 3.05       Corporate Authority. Subject only to the receipt of the Requisite SWGB Shareholder Approval at the SWGB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SWGB and the board of directors of SWGB on or prior to the date hereof. The board of directors of SWGB has directed that this

Agreement be submitted to SWGB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SWGB Shareholder Approval in accordance with the GBCC and SWGB’s articles of incorporation and bylaws, no other vote or action of the shareholders of SWGB is required by Law, the articles of incorporation or bylaws of SWGB or otherwise to approve this Agreement and the transactions contemplated hereby. SWGB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of SWGB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception’’).

Section 3.06        Regulatory Approvals; No Defaults.

(a)            No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SWGB or any of its Subsidiaries in connection with the execution, delivery or performance by SWGB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the Office of the Comptroller of the Currency (the “OCC”), the Georgia Department of Banking and Finance (the “GDBF”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, FDIC, the OCC or other applicable Governmental Authorities, and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite SWGB Shareholder Approval and as set forth on SWGB Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SWGB do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of SWGB or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SWGB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SWGB or could reasonably be expected to result in a financial obligation or penalty in excess of

$50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of SWGB or any of its Subsidiaries or to which SWGB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except as would not reasonably be expected to have a material adverse impact on SWGB or result in a material financial penalty.

(b)            As of the date hereof, SWGB has no Knowledge of any reason, with respect to SWGB, (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.07        SEC Documents; Financial Statements.

(a)            SWGB has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2016 (the “SWGB Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SWGB Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SWGB Reports, and none of the SWGB Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of SWGB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SWGB Reports.

(b)            The financial statements of SWGB and its Subsidiaries included (or incorporated by reference) in the SWGB Reports (including the related notes, where applicable) (the “Financial Statements”) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of SWGB and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SWGB and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)            SWGB (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of SWGB’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SWGB’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SWGB’s internal control over financial reporting. These disclosures were made in writing by management to SWGB’s auditors and audit committee. There is no reason to believe that SWGB’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 3.08        Regulatory Reports. Except as set forth on SWGB Disclosure Schedule 3.08, since January 1, 2016, SWGB and each of its Subsidiaries has timely filed with the SEC, FRB, FDIC, GDBF, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of SWGB and its Subsidiaries, no Governmental Authority has notified SWGB that it has initiated or has pending any proceeding or, to the Knowledge of SWGB threatened an investigation into the business or operations of SWGB or any of its Subsidiaries since January 1, 2016. There is no unresolved violation, criticism or material exceptions by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of SWGB or any of its Subsidiaries.

Section 3.09        Absence of Certain Changes or Events. Except as set forth in SWGB Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since September 30, 2019, (a) SWGB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SWGB, and (c) neither SWGB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(b)(i), Section 5.01(b)(ii), Section 5.01(b)(iii), Section 5.01(b)(v), Section 5.01(b)(viii), Section 5.01(b)(ix), Section 5.01(b)(xi), Section 5.01(b)(xii), Section 5.01(b)(xxii) or Section 5.01(b)(xxvi).

Section 3.10        Legal Proceedings.

(a)            There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of SWGB, threatened against SWGB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which SWGB or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature, that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment or decree or regulatory restriction imposed upon SWGB or any of its Subsidiaries, or the assets of SWGB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or Affiliates), and neither SWGB nor any of its Subsidiaries has any Knowledge of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of SWGB or any of SWGB’s Subsidiaries.

Section 3.11        Compliance With Laws.

(a)            SWGB and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.

(b)            SWGB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SWGB’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)            Neither SWGB nor any of its Subsidiaries has received, since January 1, 2016, written or, to SWGB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of SWGB or its Subsidiaries.

Section 3.12        SWGB Material Contracts; Defaults.

(a)            Other than the SWGB Benefit Plans, neither SWGB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of SWGB or any of its Subsidiaries to indemnification from SWGB or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of SWGB or its respective Subsidiaries; (iii) related to the borrowing by SWGB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SWGB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $60,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by SWGB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of SWGB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which SWGB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in SWGB Disclosure Schedule 3.12(a) or filed as an exhibit to SWGB Reports, and is referred to herein as a “SWGB Material Contract.” To the extent a SWGB Material Contract has not been filed as an exhibit to SWGB Reports, SWGB has previously made available to FBMS true, complete and correct copies of each such SWGB Material Contract, including any and all amendments and modifications thereto.

(b)            Each SWGB Material Contract is valid and binding on SWGB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its (assuming the due execution by each other party thereto, provided that SWGB hereby represents and warrants that, to its Knowledge, each SWGB Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to

SWGB; and, to neither SWGB nor any of its Subsidiaries is in material default under any SWGB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by SWGB or any of its Subsidiaries is currently outstanding.

(c)            SWGB Disclosure Schedule 3.12(c) sets forth a true and complete list of all SWGB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by SWGB of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.13        Agreements with Regulatory Agencies. Neither SWGB nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “SWGB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, in any material respect, the conduct of SWGB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has SWGB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any SWGB Regulatory Agreement.

Section 3.14        Brokers; Fairness Opinion. Neither SWGB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SWGB has engaged, and will pay a fee to BSP Securities, LLC (“SWGB Financial Advisor”), in accordance with the terms of a letter agreement between SWGB Financial Advisor and SWGB, a true, complete and correct copy of which has been previously delivered by SWGB to FBMS. SWGB has received the opinion of the SWGB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SWGB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15        Employee Benefit Plans.

(a)            SWGB Disclosure Schedule 3.15(a) sets forth a true and complete list of each SWGB Benefit Plan. For purposes of this Agreement, “SWGB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or their beneficiaries and dependents of SWGB or any of its Subsidiaries (such current employees collectively, the “SWGB Employees”), (ii) covering current or former directors or their beneficiaries and dependents of SWGB or any of its Subsidiaries, or (iii) with respect to which SWGB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.

(b)            With respect to each SWGB Benefit Plan, SWGB has provided to FBMS true and complete copies of current plan documents for such SWGB Benefit Plan, any trust instruments, insurance contracts or other funding arrangements forming a part of any SWGB Benefit Plan and all amendments thereto, all current summary plan descriptions and summary of material modifications, all current service contracts and fidelity bonds, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification or advisory letters, if applicable, with respect thereto and any material correspondence from any Governmental Authority during the last three (3) years. In addition, with respect to the SWGB Benefit Plans for the three (3) most recently completed plan years, all plan financial statements and accompanying accounting reports, any employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to FBMS.

(c)            All SWGB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SWGB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (an “SWGB 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and, to SWGB’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such SWGB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to result in an SWGB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SWGB Benefit Plans have been administered in material compliance with their terms. There is no pending or, to SWGB’s Knowledge, threatened litigation or regulatory action relating to the SWGB Benefit Plans. Neither SWGB nor any of its Subsidiaries has engaged in a transaction with respect to any SWGB Benefit Plan, including an SWGB 401(a) Plan, that could subject SWGB or any of its Subsidiaries to a material tax or penalty under any Law including Section 4975 of the Code or Section 502(i) of ERISA. No SWGB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to SWGB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any SWGB Benefit Plan. To SWGB's Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any SWGB Benefit Plan.

(d)            Except as set forth in SWGB Disclosure Schedule 3.15(d), no liability under Title IV of ERISA has been or is expected to be incurred by SWGB, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SWGB, any of its Subsidiaries or any of SWGB’s related organizations described in Code Sections 414(b), (c) (m), or (o), or any entity which is considered one employer with SWGB, any of its Subsidiaries or

Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”). Except as set forth in SWGB Disclosure Schedule 3.15(d), neither SWGB nor any ERISA Affiliate has ever maintained, sponsored, or contributed to, or been obligated to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. None of SWGB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Except as set forth in SWGB Disclosure Schedule 3.15(d), neither SWGB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Except as set forth in SWGB Disclosure Schedule 3.15(d), neither SWGB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). To SWGB’s Knowledge, no notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any SWGB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.

(e)            All contributions required to be made with respect to all SWGB Benefit Plans have been timely made. Each SWGB Benefit Plan or single employer plan of an ERISA Affiliate has satisfied the applicable minimum funding standards under Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f)             Except as set forth in SWGB Disclosure Schedule 3.15(f), no SWGB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any SWGB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.

(g)            All SWGB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. Subject to any notice requirements under applicable Law, and except as set forth in SWGB Disclosure Schedule 3.15(g), SWGB may amend or terminate any such SWGB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(h)            Except as otherwise provided for in this Agreement or as set forth in SWGB Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former SWGB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former SWGB Employee to supplemental unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the SWGB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the SWGB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of SWGB or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the SWGB Benefit Plans.

(i)              Except as set forth in SWGB Disclosure Schedule 3.15(i), (i) each SWGB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a SWGB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither SWGB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a SWGB Benefit Plan for any interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in SWGB Disclosure Schedule 3.15(i), has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(j)              No SWGB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither SWGB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

(k)            SWGB has made available to FBMS copies of Code Section 280G calculations with respect to the disqualified individuals referenced in such calculations in connection with the transactions contemplated by this Agreement.

(l)              SWGB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SWGB or any of its Subsidiaries for purposes of each SWGB Benefit Plan, ERISA, and the Code.

Section 3.16        Labor Matters. Neither SWGB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SWGB’s Knowledge threatened, asserting that SWGB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SWGB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SWGB pending or, to SWGB’s Knowledge, threatened, nor to SWGB’s Knowledge is there any activity involving SWGB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, SWGB and its Subsidiaries have correctly classified all individuals who directly perform services for SWGB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To SWGB’s Knowledge, no officer of SWGB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.

Section 3.17        Environmental Matters. (a) To its Knowledge, SWGB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) to SWGB’s Knowledge, there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or threatened against SWGB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by SWGB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SWGB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws with respect to the Owned Real Property or Leased Real Property, (d) to the Knowledge of SWGB, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by SWGB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SWGB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SWGB, there are no underground storage tanks on, in or under any property currently owned, operated or leased by SWGB or any of its Subsidiaries.

Section 3.18        Tax Matters.

(a)            Each of SWGB and its Subsidiaries has timely filed (taking into account all applicable extensions) all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by SWGB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2016, neither SWGB nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where SWGB or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SWGB or any of its Subsidiaries.

(b)            SWGB and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.

(c)            No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of SWGB or any of its Subsidiaries. Neither SWGB nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where SWGB or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against SWGB or any of its Subsidiaries which has not been fully paid or settled.

(d)               SWGB has delivered or made available to FBMS true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to SWGB or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by SWGB, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2015.

(e)               With respect to tax years open for audit as of the date hereof, neither SWGB nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                Neither SWGB nor any of its Subsidiaries has been an United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither SWGB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among SWGB and its Subsidiaries or (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). SWGB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SWGB), and (ii) has no liability for the Taxes of any Person (other than SWGB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(g)               The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SWGB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2017, neither SWGB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h)               Neither SWGB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law) effected or created, as the case may be, on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)                 Since January 1, 2016, neither SWGB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j)                 Neither SWGB nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.

(k)               Neither SWGB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.

(l)                 Neither SWGB nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of SWGB there is no fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19        Investment Securities. SWGB Disclosure Schedule 3.19 sets forth as of November 30, 2019, the SWGB Investment Securities, as well as any purchases or sales of SWGB Investment Securities between September 30, 2019 to and including November 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any SWGB Investment Securities sold during such time period between September 30, 2019 to and including November 30, 2019. Neither SWGB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Southwest Georgia Bank.

Section 3.20        Derivative Transactions.

(a)               To SWGB’s Knowledge, all Derivative Transactions entered into by SWGB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and published regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by SWGB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. SWGB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)               Each Derivative Transaction is listed in SWGB Disclosure Schedule 3.20(b), and the financial position of SWGB or its Subsidiaries under or with respect to each has been reflected in the books and records of SWGB or its Subsidiaries in accordance with GAAP, and no material open exposure of SWGB or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in SWGB Disclosure Schedule 3.20(b).

(c)               No Derivative Transaction, were it to be a Loan held by SWGB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.21        Regulatory Capitalization. SWGB and Southwest Georgia Bank are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.

Section 3.22        Loans; Nonperforming and Classified Assets.

(a)               SWGB Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SWGB or any of its Subsidiaries is a creditor which, as of November 30, 2019, were over thirty (30) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of SWGB or any of its Subsidiaries, or to the Knowledge of SWGB, any affiliate of any of the foregoing. Set forth in SWGB Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of SWGB and its Subsidiaries that, as of November 30, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Southwest Georgia Bank, SWGB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Southwest Georgia Bank as a Troubled Debt Restructuring as defined by GAAP.

(b)               SWGB Disclosure Schedule 3.22(b) identifies each asset of SWGB or any of its Subsidiaries that as of November 30, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of November 30, 2019 as well as any assets classified as OREO between September 30, 2019 and November 30, 2019 and any sales of OREO between September 30, 2019 and November 30, 2019, reflecting any gain or loss with respect to any OREO sold.

(c)               Each Loan held in SWGB’s or any of its Subsidiaries’ loan portfolio (each a “SWGB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of SWGB and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.

(d)               All currently outstanding SWGB Loans were solicited and originated, and have been administered, in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SWGB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SWGB Loans that are not reflected in the written records of SWGB or its Subsidiary, as applicable. All such SWGB Loans are owned by SWGB or its

Subsidiary free and clear of any Liens other than Liens on loans or commitments provided to the Subsidiary by the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any SWGB Loan have been asserted in writing against SWGB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SWGB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SWGB from third parties that are described on SWGB Disclosure Schedule 3.22(d), no SWGB Loans are presently serviced by third parties and there is no obligation which could result in any SWGB Loan becoming subject to any third party servicing.

(e)               Neither SWGB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SWGB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SWGB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SWGB or any of its Subsidiaries, and none of the agreements pursuant to which SWGB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)               Neither SWGB nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.23        Allowance for Loan and Lease Losses. SWGB’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2018 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SWGB’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authorities, the Financial Accounting Standards Board and GAAP.

Section 3.24        Investment Management and Related Activities. Except as set forth in SWGB Disclosure Schedule 3.24, none of SWGB, any SWGB Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.25        Repurchase Agreements. With respect to all agreements pursuant to which SWGB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SWGB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.26        Deposit Insurance. The deposits of Southwest Georgia Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Southwest Georgia Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to SWGB’s Knowledge, threatened.

Section 3.27        Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Neither SWGB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither SWGB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause SWGB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SWGB and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.28        Transactions with Affiliates. Except as set forth in SWGB Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by SWGB or any of its Subsidiaries to, and neither SWGB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of SWGB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with SWGB or any of its Subsidiaries and other than deposits held by Southwest Georgia Bank in the Ordinary Course of Business, or (b) any other Affiliate of SWGB or any of its Subsidiaries. Except as set forth in SWGB Disclosure Schedule 3.28, neither SWGB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Southwest Georgia Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.29        Tangible Properties and Assets.

(a)               SWGB Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned by SWGB or each of its Subsidiaries. Except as set forth in SWGB Disclosure Schedule 3.29(a), SWGB or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), material to its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, including without limitation Taxes not yet due and payable or due and payable but not yet delinquent, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the Ordinary Course of Business, (iii) any Liens imposed by applicable Law, (iv) easements, rights of way, and other similar Liens of record, or (v) the rights to possession of certain space within the Owned Real Property as disclosed on SWGB Disclosure Schedule 3.29(a). There is no pending or, to SWGB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SWGB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the Owned Real Property set forth in SWGB Disclosure Schedule 3.29(a) in SWGB’s or its Subsidiaries’ possession, and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject, in SWGB’s or its Subsidiaries’ possession, have been furnished or made available to FBMS.

(b)               SWGB Disclosure Schedule 3.29(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which SWGB or any of its Subsidiaries uses or occupies or has the right to use or occupy, nor or in the future, Real Property (a “Lease” or the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither SWGB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SWGB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a material breach by SWGB or any of its Subsidiaries of, or default by SWGB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To SWGB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. SWGB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing a leasehold interest in, or other rights to use, the properties listed in SWGB Disclosure Schedule 3.29(b), have been furnished or made available to FBMS.

(c)               To SWGB’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property or Leased Real Property are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SWGB and its Subsidiaries.

Section 3.30        Intellectual Property. SWGB Disclosure Schedule 3.30 sets forth a true, complete and correct list of all SWGB Intellectual Property that is owned by SWGB and registered with a Governmental Authority. SWGB or its Subsidiaries owns or has a valid license to use all material SWGB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to licensed Intellectual Property and Software). To the Knowledge of SWGB, the SWGB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SWGB and its Subsidiaries as currently conducted. To the Knowledge of SWGB, the SWGB Intellectual Property owned by SWGB is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither SWGB nor any of its Subsidiaries has received notice challenging the validity or enforceability of SWGB Intellectual Property. None of SWGB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by SWGB of its obligations hereunder, in material violation of any licenses, sublicenses and other agreements as to which SWGB or any of its Subsidiaries is a party and pursuant to which SWGB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither SWGB nor any of its Subsidiaries has received notice challenging SWGB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SWGB or any of its Subsidiaries to own or use any of SWGB Intellectual Property.

Section 3.31        Insurance.

(a)               SWGB Disclosure Schedule 3.31(a) identifies all of the material insurance policies, binders or bonds currently maintained by SWGB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $100,000. SWGB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SWGB reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither SWGB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SWGB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.

(b)               SWGB Disclosure Schedule 3.31(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by SWGB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by SWGB or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under SWGB’s BOLI. Neither SWGB nor any of SWGB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.32        Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 3.33        SWGB Information. The information relating to SWGB and its Subsidiaries that is provided by or on behalf of SWGB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SWGB’s shareholders and as of the date of the SWGB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any answer or subsequent filing as of a later date shall be deemed to modify information as of an earlier date.

Section 3.34        Transaction Costs. SWGB Disclosure Schedule 3.34 sets forth an estimate as of the date of this Agreement of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of SWGB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement (the “SWGB Expenses”).

Section 3.35        Bank Holding Company. SWGB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Section 3.36        No Other Representations or Warranties. Except for the representations and warranties made by SWGB in this Article III and for the disclosures contained in the SWGB Disclosure Schedule, neither SWGB nor any other person makes any express or implied representation or warranty with respect to SWGB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SWGB hereby disclaims any such other representations or warranties. SWGB acknowledges and agrees that neither FBMS nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the FBMS Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FBMS

Except as (a) set forth in the FBMS Reports or in the disclosure schedule delivered by FBMS to SWGB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FBMS Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (ii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) disclosed in any FBMS Reports filed with or furnished to the SEC by SWGB after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-

looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FBMS hereby represents and warrants to SWGB as follows:

Section 4.01        Organization and Standing. Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.

Section 4.02        Capital Stock. The authorized capital stock of FBMS consists of 40,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 18,793,266 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding, and there are no outstanding Rights of FBMS. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FBMS’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03        Corporate Power.

(a)               FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.

(b)               FBMS has made available to SWGB a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.04        Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS on or prior to the date hereof. FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SWGB, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms, subject to the Enforceability Exception. No approval of this Agreement or the transactions contemplated hereby by FBMS’s shareholders is required by its articles of corporation, it bylaws, or applicable Law or NASDAQ.

Section 4.05        SEC Documents; Financial Statements.

(a)               FBMS has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2016 (the “FBMS Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports. FBMS is eligible to use SEC Form S-3.

(b)               The consolidated financial statements of FBMS included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of FBMS and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)               FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS’s internal control over financial reporting. These disclosures were made in writing by management to FBMS’s auditors and audit committee. There is no reason to believe that FBMS’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.06        Regulatory Reports. Except as set forth on FBMS Disclosure Schedule 4.06, since January 1, 2016, FBMS and each of its Subsidiaries has timely filed with the SEC, OCC, FRB, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to FBMS. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS.

Section 4.07        Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement – Prospectus and the Registration Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, the OCC, applicable state banking agencies, and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order permit, license, credit agreements, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation except with regard to clauses (2)-(4), as would not reasonably be expected to have a Material Adverse Effect on FBMS. As of the date hereof, FBMS has no Knowledge of any reason, with respect to FBMS, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

Section 4.08        FBMS Information. The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SWGB shareholders and as of the date of the SWGB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus not provided by or on behalf of SWGB for inclusion in the Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of Form S-4.

Section 4.09        Absence of Certain Changes or Events. Except as reflected or disclosed in FBMS’s Annual Report on Form 10-K for the year ended December 31, 2018 or in the FBMS Reports since December 31, 2018, as filed with the SEC, since September 30, 2019, (i) there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS; and (ii) neither FBMS nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.02(b).

Section 4.10        Compliance with Laws.

(a)               FBMS and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or

the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.

(b)               FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)               To FBMS’s Knowledge, neither FBMS nor any of its Subsidiaries has received, since January 1, 2016, written or oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.

Section 4.11        FBMS Regulatory Matters.

(a)               FBMS is regulated as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(b)              The deposit accounts of The First are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FBMS’s Knowledge, threatened. The First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c)               Since January 1, 2016, neither FBMS nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither FBMS nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FBMS nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d)               Except for examinations of FBMS and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental

Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FBMS, any inquiry or investigation into the business or operations of FBMS or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or to prevent the receipt of the Regulatory Approvals.

(e)               There is no unresolved SEC comment, or unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with FBMS or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or (ii) would reasonably be likely to prevent the receipt of the Regulatory Approvals or result in a Burdensome Condition.

Section 4.12        Legal Proceedings.

(a)               Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)               There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).

Section 4.13        Tax Matters.

(a)               Each of FBMS and its Subsidiaries has filed all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by FBMS or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2016, neither FBMS nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FBMS or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FBMS or any of its Subsidiaries.

(b)               No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of FBMS or any of its Subsidiaries. Neither FBMS nor any

of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where FBMS or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any taxing authority against FBMS or any of its Subsidiaries that has not been fully paid or settled.

(c)               Neither FBMS nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulation in any tax year for which the statute of limitations has not expired.

(d)               Neither FBMS nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14        Regulatory Capitalization. FBMS and each of its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.

Section 4.15        No Other Representations or Warranties. Except for the representations and warranties made by FBMS in this Article IV and for the disclosures contained in the FBMS Disclosure Schedule, neither FBMS nor any other person makes any express or implied representation or warranty with respect to FBMS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FBMS hereby disclaims any such other representations or warranties. FBMS acknowledges and agrees that neither SWGB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the SWGB Disclosure Schedule.

ARTICLE V

COVENANTS

Section 5.01        Covenants of SWGB.

(a)               Affirmative Covenants. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SWGB Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), SWGB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, SWGB will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of SWGB and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

(b)               Negative Covenants. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in SWGB Disclosure Schedule 5.01(b), (y) as otherwise expressly permitted or required by this Agreement, or (z) consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed, and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SWGB and Southwest Georgia Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of SWGB and its Subsidiaries), and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SWGB and Southwest Georgia Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of SWGB and its Subsidiaries), SWGB shall not and shall not permit its Subsidiaries to:

(i)             Stock. Except as set forth on SWGB Disclosure Schedule 5.01(b)(i), (1) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the SWGB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (2) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (3) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.

(ii)            Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (1) dividends from wholly owned Subsidiaries to SWGB or (2) regular quarterly cash dividends by SWGB at a rate not in excess of $0.12 per share of SWGB Common Stock, any associated dividend equivalents for SWGB Restricted Shares.

(iii)          Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SWGB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (1) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than five present (5%) for any individual or three percent (3%) in the aggregate for all employees of SWGB or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SWGB Disclosure Schedule 5.01(b)(iii), (2) as specifically provided for by this Agreement (including as contemplated by Section 5.11 of this Agreement), (3) as may be required by Law, or (4) as otherwise set forth in SWGB Disclosure Schedule 5.01(b)(iii).

(iv)           Hiring. Hire any person as an employee or officer of SWGB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $80,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(v)           Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (1) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (2) to satisfy contractual obligations existing as of the date hereof and set forth in SWGB Disclosure Schedule 5.01(b)(v), (3) as previously disclosed to FBMS and set forth in SWGB Disclosure Schedule 5.01(b)(v), or (4) as may be required pursuant to the terms of this Agreement) any SWGB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SWGB or any of its Subsidiaries.

(vi)         Acceleration of Vesting. Take action to accelerate the vesting of any SWGB Restricted Share (except (1) to satisfy contractual obligations existing as of the date hereof and set forth in SWGB Disclosure Schedule 5.01(b)(vi), or (2) as previously disclosed to FBMS and set forth in SWGB Disclosure Schedule 5.01(b)(vi).

(vii)         Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SWGB Disclosure Schedule 5.01(b)(vii), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or Associates that are otherwise permitted by Section 5.1(b)(xx) and compliant with SWGB Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(viii)       Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SWGB or any of its Subsidiaries.

(ix)           Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any substantial portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.

(x)           Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from SWGB.

(xi)          Governing Documents. Amend SWGB’s articles of incorporation or bylaws or any equivalent documents of SWGB’s Subsidiaries.

(xii)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(xiii)        Contracts. Except as set forth in SWGB Disclosure Schedule 5.01(b)(xiii), enter into, amend, modify, terminate, extend or waive any material provision of, any SWGB Material Contract (or any contract that would be an SWGB Material Contract if it were in effect on the date of this Agreement), material Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers, or changes not materially adverse to SWGB or any of its Subsidiaries, except, in all such cases, as reasonably requested by FBMS.

(xiv)         Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SWGB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves the payment by SWGB or any of its Subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SWGB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations.

(xv)          Banking Operations. (1) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (2) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (3) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (4) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(xvi)         Derivative Transactions. Enter into any Derivative Transaction.

(xvii)       Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(b)(xx).

(xviii)      Investment Securities. (1) Other than in accordance with SWGB’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (2) change the classification method for any of the SWGB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(xix)         Deposits. Other than in the Ordinary Course of Business, make any material changes to deposit pricing.

(xx)           Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SWGB Disclosure Schedule 5.01(b)(xx) (1) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SWGB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SWGB’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SWGB or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $1,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SWGB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(b)(xx) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.

(xxi)          Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SWGB or its Subsidiaries.

(xxii)         Taxes. Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(xxiii)       Compliance with Agreements. Commit any act or omission which constitutes a material breach or material default by SWGB or any of its Subsidiaries under any agreement with any Governmental Authority or under any SWGB Material Contract, material Lease or material license to which SWGB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(xxiv)      Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(xxv)        Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (1) prevent, delay or impair SWGB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (2) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(xxvi)       Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that SWGB may repurchase, redeem or otherwise acquire shares of SWGB Common Stock in connection with the payment of the withholding taxes owed by a holder of SWGB Restricted Share upon the vesting of a SWGB Restricted Share.

(xxvii)      Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.

(xxviii)     Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(xxix)       Commitments. (1) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (2) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02        Covenants of FBMS.

(a)               Affirmative Covenants. From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)               Negative Covenants. From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (x) prevent, delay or impair FBMS’s ability to consummate the Merger or the transactions contemplated by this Agreement without a Burdensome Condition or (y) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of SWGB during the period from the date of this Agreement to the Effective Time, SWGB shall not, and shall not permit any of its Subsidiaries to:

(i)             Take any action that is intended or is reasonably likely to result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

(ii)            Take any action that is likely to materially impair FBMS’s ability to perform any of its obligations under this Agreement or The First to perform any of its obligations under the Bank Plan of Merger; or

(iii)          Agree or commit to do any of the foregoing.

Section 5.03        Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04        SWGB Shareholder Approval.

(a)               Following the execution of this Agreement, SWGB shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of SWGB, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and any other matters required to be approved by SWGB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “SWGB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. SWGB shall use its reasonable best efforts to obtain the Requisite SWGB Shareholder Approval, and shall ensure that the SWGB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by SWGB in connection with the SWGB Meeting are solicited in compliance in all material respects with the GBCC, the articles of incorporation and bylaws of SWGB, and all other applicable legal requirements. Except with the prior approval of FBMS, no other matters shall be submitted for the approval of SWGB shareholders at the SWGB Meeting.

(b)               Except to the extent SWGB has made an SWGB Subsequent Determination in accordance with Section 5.09, (i) the board of directors of SWGB shall at all times prior to and during the SWGB Meeting recommend approval of this Agreement by the shareholders of SWGB and any other matters required to be approved by SWGB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “SWGB Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the SWGB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SWGB Shareholder Approval, SWGB will not adjourn or postpone the SWGB Meeting unless SWGB is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of SWGB. SWGB shall keep FBMS updated with respect to the proxy solicitation results in connection with the SWGB Meeting as reasonably requested by FBMS.

Section 5.05        Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a)               FBMS and SWGB agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). SWGB shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of SWGB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SWGB, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review. Within forty-five (45) days of the date of this Agreement, FBMS shall file with the SEC the Registration Statement. Each of FBMS and SWGB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. SWGB agrees to cooperate with FBMS and FBMS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from SWGB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SWGB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)               FBMS will advise SWGB, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FBMS will provide SWGB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide SWGB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with SWGB to mail such amendment or supplement to SWGB shareholders (if required under applicable Law).

(c)               FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.06        Regulatory Filings; Consents.

(a)               Each of FBMS and SWGB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or SWGB or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to the affected Party) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, SWGB, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). FBMS and SWGB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or SWGB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FBMS and SWGB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)               SWGB will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with SWGB at SWGB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on SWGB Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). The Parties and their representatives will consult as often as practicable under the circumstances so as to permit SWGB and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07        Publicity. FBMS and SWGB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08        Access; Current Information.

(a)               For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SWGB agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SWGB’s and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and SWGB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SWGB’s privacy policy and, during such period, SWGB shall furnish to FBMS, upon FBMS’s reasonable request, all such other information concerning the business, properties and personnel of SWGB and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.

(b)               For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to SWGB and its authorized representatives such information as SWGB may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to SWGB in connection with its diligence review prior to the date of this Agreement.

(c)               As promptly as reasonably practicable after they become available, SWGB will furnish to FBMS copies of the board packages distributed to the board of directors of SWGB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SWGB or any committee thereof relating to the financial performance and risk management of SWGB.

(d)               During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SWGB agrees to provide to FBMS (i) a copy of each report filed by SWGB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SWGB’s monthly loan trial balance, and (iii) a copy of SWGB’s monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of SWGB’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. SWGB further agrees to provide FBMS, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to SWGB Disclosure Schedule 3.19, SWGB Disclosure Schedule 3.22(a), and SWGB Disclosure Schedule 3.22(b) that would be required if the references to November 30, 2019 in each corresponding representation and warranty of SWGB were changed to the date of the most recently ended calendar month.

(e)               No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and SWGB to consummate the transactions contemplated hereby.

(f)               Notwithstanding anything to the contrary in this Section 5.08, SWGB shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary or confidential information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SWGB’s board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SWGB’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, SWGB shall use its commercially reasonable efforts to provide summary disclosure of such matters or other appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. In no event shall SWGB provide FBMS any confidential supervisory information prepared by the regulators of SWGB or any SWGB subsidiary.

Section 5.09        No Solicitation by SWGB; Superior Proposals.

(a)              Except as permitted by Section 5.09(b), SWGB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SWGB or any of SWGB’s Subsidiaries (collectively, the “SWGB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to SWGB or any of its Subsidiaries in connection with a potential Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SWGB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the SWGB Representatives, whether or not such SWGB Representative is so authorized and whether or not such SWGB Representative is purporting to act on behalf of SWGB or otherwise, shall be deemed to be a breach of this Agreement by SWGB. SWGB and its Subsidiaries shall, and shall cause each of the SWGB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SWGB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of SWGB or any of its Subsidiaries constituting, in the aggregate, twenty percent (20%) or more of the fair value of the consolidated assets of SWGB; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of SWGB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of SWGB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SWGB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding SWGB Common Stock or more than fifty percent (50%) of the assets of SWGB and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of SWGB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SWGB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(d), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SWGB from a financial point of view than the Merger.

(b)               Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SWGB Meeting, SWGB may take any of the actions described in Section 5.09(a) if, but only if, (i) SWGB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SWGB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable Law; (iii) SWGB has provided FBMS with at least three (3) Business Days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to SWGB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SWGB receives from such Person a confidentiality agreement with terms no less favorable to SWGB than those contained in the confidentiality agreement with FBMS. SWGB shall promptly provide to FBMS any non-public information regarding SWGB or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.

(c)               SWGB shall promptly (and in any event within twenty-four (24) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SWGB or the SWGB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SWGB agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Except as provided in Section 5.09(e), neither the board of directors of SWGB nor the board of directors of any Subsidiary nor any committee of any boards of directors of SWGB or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to FBMS or publicly propose to withdraw, modify, or qualify in any manner adverse to FBMS) the SWGB Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the SWGB Recommendation in whole or in part in the Proxy Statement Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (v) fail to reaffirm the SWGB Recommendation within three (3) Business Days following a request by FBMS, or make any statement, filing or release, in connection with the SWGB Meeting or otherwise, inconsistent with the SWGB Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 5.09(d) shall be referred to herein as an “Adverse Recommendation Action.”

(d)               Notwithstanding Section 5.09(c), prior to the receipt of the Requisite SWGB Shareholder Approval, the board of directors of SWGB may withdraw, qualify, amend or modify the SWGB Recommendation (a “SWGB Subsequent Determination”) or cause or permit SWGB to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(g) after the fifth (5th) Business Day following FBMS’s receipt of a notice (the “Notice of Superior Proposal”) from SWGB advising FBMS that the board of directors of SWGB has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SWGB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to SWGB’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by FBMS (the “Notice Period”),

SWGB and the board of directors of SWGB shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SWGB to proceed with the SWGB Recommendation without a SWGB Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior Proposal, the board of directors of SWGB has again in good faith made the determination (A) in clause (i) of this Section 5.09(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SWGB shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(d), except that the Notice Period shall be reduced to three (3) Business Days.

(e)               Notwithstanding any SWGB Subsequent Determination, this Agreement shall be submitted to SWGB’s shareholders at the SWGB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SWGB of such obligation; provided, however, that if the board of directors of SWGB shall have made a SWGB Subsequent Determination with respect to a Superior Proposal, then the board of directors of SWGB may recommend approval of such Superior Proposal by the shareholders of SWGB and may submit this Agreement to SWGB’s shareholders without recommendation, in which event the board of directors of SWGB shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SWGB’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(f)                Nothing contained in this Section 5.09 shall prohibit SWGB or the board of directors of SWGB from complying with SWGB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SWGB Recommendation unless the board of directors of SWGB reaffirms the SWGB Recommendation in such disclosure.

Section 5.10        Indemnification.

(a)               For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), FBMS shall indemnify and hold harmless the present and former directors and officers of SWGB and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld, delayed, or conditioned) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for SWGB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent required or permitted under the organizational documents of SWGB and its Subsidiaries in effect on the date of this Agreement, in each case to the extent permitted by applicable Law.

(b)               In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each SWGB Indemnified Party, to the same extent permitted under the organizational documents of SWGB and its Subsidiaries in effect on the date of this Agreement, in each case to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such SWGB Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).

(c)               Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) and (iv) FBMS shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(d)               For a period of six (6) years following the Effective Time, FBMS will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of SWGB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SWGB; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SWGB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to two hundred percent (200%) of the annual premiums paid by SWGB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(e)               This Section 5.10 shall survive the Effective Time, is intended to benefit each SWGB Indemnified Party (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.

(f)                If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11        Employees; Benefit Plans.

(a)               Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are employees of SWGB on the Closing Date and who become employees of FBMS as of the Effective Time (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including participation in employee stock ownership plans and retirement plans, that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS. FBMS shall give the Covered Employees credit for their prior service with SWGB (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although FBMS may consider current vacation benefits provided to such employees by SWGB), severance plans and similar arrangements maintained by FBMS.

(b)               With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the SWGB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (ii) give each Covered Employee credit towards applicable co-payments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made (taking into account any differences in plan years and applicable rules and regulations related to such differences in plan years).

(c)               Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Southwest Georgia Bank as of the Effective Time (“Carryover PTO”), provided that The First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion.

(d)               SWGB shall cause Southwest Georgia Bank to take all necessary actions to terminate its participation in the Southwest Georgia Bank 401(k) Plan, effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time. SWGB shall provide FBMS with evidence that the such participation has been terminated and provide copies of the appropriate resolutions terminating participation (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the Southwest Georgia Bank 401(k) Plan shall become fully vested upon termination of participation in such plan.

(e)                Prior to the Effective Time, SWGB shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more SWGB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any SWGB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any SWGB Benefit Plan for such period as may be reasonably requested by FBMS, or (iv) facilitate the merger of any SWGB Benefit Plan into any employee benefit plan maintained by FBMS. Additionally, SWGB and Southwest Georgia Bank will take any and all actions reasonably requested by FBMS related to ensuring the compliance of all SWGB Benefit Plans with applicable law, including filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to FBMS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(f)                Any employee of SWGB or Southwest Georgia Bank that becomes an employee of FBMS or The First at the Effective Time who is terminated within one (1) year following the Effective Time (other than for cause, death, disability, normal retirement or voluntary resignation) shall receive a severance payment in accordance with the The First’s standard severance policy, as set forth on FBMS Disclosure Schedule 5.11(f).

(g)               Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, SWGB) to amend or terminate any SWGB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, SWGB) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(h)               For purposes of this Section 5.11, (i) “employees of SWGB” shall include employees of SWGB or any of its Subsidiaries, (ii) “employees of FBMS” shall include employees of FBMS or any of its Subsidiaries, (iii) all references to SWGB shall include each of the Subsidiaries of SWGB, and (iv) all references to FBMS shall include each of the Subsidiaries of FBMS.

Section 5.12       Notification of Certain Changes. FBMS and SWGB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and SWGB shall provide on a periodic basis written notice to FBMS of any matters that SWGB becomes aware of that should be disclosed on a supplement or amendment to the SWGB Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.

Section 5.13       Transition; Informational Systems Conversion. From and after the date hereof, FBMS and SWGB will use their commercially reasonable efforts to facilitate the integration of SWGB with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SWGB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by FBMS, which planning shall include (a) discussion of third-party service provider arrangements of SWGB and each of its Subsidiaries; (b) review of non-renewal or changeover, after the Effective Time, of personal property leases and Software licenses used by SWGB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees, as appropriate, to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) review of any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBMS shall promptly reimburse SWGB on request for any reasonable and documented out-of-pocket fees, expenses or charges that SWGB may incur as a result of taking, at the request or approval of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.14        No Control of Other Party’s Business. Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of SWGB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SWGB, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SWGB and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15       Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of SWGB or the board of directors of FBMS related to this

Agreement or the Merger and the other transactions contemplated by this Agreement. SWGB shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SWGB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SWGB is reasonably expected by SWGB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by SWGB) under SWGB’s existing director and officer insurance policies, including any tail policy.

Section 5.16        Director Resignations. SWGB will cause to be delivered to FBMS resignations of all the directors of SWGB and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.17        Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, SWGB has caused each non-employee director of SWGB and Southwest Georgia Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.18        Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SWGB has caused each director of SWGB and Southwest Georgia Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

Section 5.19        Coordination.

(a)               Prior to the Effective Time, subject to applicable Laws, SWGB and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of SWGB and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SWGB and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SWGB and its Subsidiaries, and SWGB shall give due consideration to FBMS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of SWGB or any of its Subsidiaries prior to the Effective Time. SWGB shall permit representatives of The First to be onsite at SWGB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Southwest Georgia Bank’s business, during normal business hours and at the expense of FBMS or The First (not to include Southwest Georgia Bank’s regular employee payroll).

(b)               Prior to the Effective Time, subject to applicable Laws, SWGB and its Subsidiaries shall take any actions FBMS may reasonably request (at its sole cost) in connection with negotiating any amendments, modifications or terminations of any material Leases or SWGB Material Contracts that FBMS may request, including actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FBMS in connection with any such amendment, modification or termination.

(c)               From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to SWGB’s or Southwest Georgia Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and SWGB shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to suppliers of SWGB and its Subsidiaries for the purpose of facilitating the integration of SWGB and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SWGB shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to customers of SWGB and its Subsidiaries for the purpose of facilitating the integration of SWGB and its business into that of FBMS. Any interaction between FBMS and SWGB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by SWGB. SWGB shall have the right to participate in any discussions between FBMS and SWGB’s customers and suppliers.

(d)               FBMS and SWGB agree to take all action necessary and appropriate to cause Southwest Georgia Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20        Transactional Expenses. SWGB shall use its commercially reasonable efforts to cause the aggregate amount of all SWGB Expenses to not materially exceed the estimate disclosed in SWGB Disclosure Schedule 3.34. SWGB shall promptly notify FBMS if or when it determines that it expects to materially exceed the estimate disclosed in SWGB Disclosure Schedule 3.34. Notwithstanding anything to the contrary in this Section 5.20, SWGB shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those included in the estimate set forth in SWGB Disclosure Schedule 3.34.

Section 5.21        Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and SWGB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of November 26, 2019 between FBMS and SWGB.

Section 5.22       Trust Business. Following the execution of this Agreement, SWGB will cause Southwest Georgia Bank to continue to wind up the operations of Southwest Georgia Bank’s Wealth Strategies division (the “Trust Business Wind-Down”) related to the operations through which Southwest Georgia Bank performs corporate, pension, and personal trust services and acts as trustee, executor, and administrator for estates and as administrator or trustee of various types of employee benefit plans for corporations and other organizations and use its best efforts to complete the Trust Business Wind-Down prior to the Closing Date. SWGB and Southwest Georgia Bank shall coordinate with FBMS with respect to the Trust Business Wind-Down, including without limitation (i) SWGB will use its best efforts to find a replacement trustee for the Southwest Georgia Financial Corporation Pension Retirement Plan, as amended and restated, effective as of January 1, 2015 (the “Pension Plan”) as of the Closing Date on terms that are reasonably acceptable to FBMS, and (ii) SWGB will obtain an actuarial analysis to determine SWGB’s approximate total liability in respect of the Pension Plan on a termination basis as of an agreed upon termination date (the “Pension Plan Liability”).

Section 5.23        Tax Matters. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and SWGB shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall report the Merger for all Tax purposes in a manner consistent with such qualification.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01        Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)               Shareholder Vote. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SWGB Shareholder Approval at the SWGB Meeting.

(b)               Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)               No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)               Effective Registration Statement; NASDAQ Listing. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority. The shares of FBMS Common Shares Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

(e)               Tax Opinions Relating to the Merger. FBMS and SWGB, respectively, shall have received written opinions from Alston & Bird LLP and Troutman Sanders LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and SWGB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Troutman Sanders LLP may require and rely upon customary representations contained in certificates of officers of each of FBMS and SWGB or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.

Section 6.02        Conditions to Obligations of SWGB. The obligations of SWGB to consummate the Merger also are subject to the fulfillment or written waiver by SWGB prior to the Closing Date of each of the following conditions:

(a)               Representations and Warranties. The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FBMS. SWGB shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.

(b)              Performance of Obligations of FBMS. FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing

Date, and SWGB shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)              No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03        Conditions to Obligations of FBMS. The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:

(a)               Representations and Warranties. The representations and warranties of SWGB (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than one percent (1%) shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14, and Section 3.33 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SWGB. FBMS shall have received a certificate signed on behalf of SWGB by the Chief Executive Officer or the Chief Financial Officer of SWGB to the foregoing effect.

(b)              Performance of Obligations of SWGB. SWGB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of SWGB by SWGB’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)               No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in SWGB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)               Plan of Bank Merger. Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.

(e)               Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of SWGB Common Stock.

(f)                Pension Plan Liability. SWGB shall have obtained an actuarial analysis demonstrating that (i) the estimated Pension Plan Liability will not materially exceed $13.8 million, and (ii) the estimated difference between the Pension Plan Liability and the value of the market value assets of the Pension Plan will not be expected to materially exceed $3.85 million.

Section 6.04        Frustration of Closing Conditions. Neither FBMS nor SWGB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01        Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)               Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and SWGB if the board of directors of FBMS and the board of directors of SWGB each so determines by vote of a majority of the members of its entire board.

(b)               No Regulatory Approval. By FBMS or SWGB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)               No Shareholder Approval. By either FBMS or SWGB (provided, in the case of SWGB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite SWGB Shareholder Approval at the SWGB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)               Breach of Representations and Warranties. This Agreement may be terminated at any time prior to the Effective Time by action of either the board of directors of FBMS or the board of directors of SWGB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of SWGB, in the case of a termination by FBMS, or FBMS, in the case of a termination by SWGB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by SWGB, or Section 6.03, in the case of a termination by FBMS, and which is not cured by the earlier of the (i) two (2) Business Days prior to the Termination Date or (ii) thirty (30) days following written notice to the SWGB, in the case of a termination by FBMS, or to FBMS, in the case of a termination by the SWGB, or by its nature or timing cannot be cured during such period.

(e)               Delay. By either FBMS or SWGB if the Merger shall not have been consummated on or before June 30, 2020, provided, however, that such date will be automatically extended to August 30, 2020, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(f)                Failure to Recommend; Etc. In addition to and not in limitation of FBMS’s termination rights under Section 7.01(e), by FBMS if (i) there shall have been a material breach of Section 5.04 or Section 5.09 by SWGB, or (ii) the board of directors of SWGB takes an Adverse Recommendation Action.

(g)               Acceptance of Superior Proposal. By SWGB in connection with entering into a definitive agreement to effect a Superior Proposal after making an SWGB Subsequent Determination in accordance with Section 5.09(d).

(h)               Decline in FBMS Common Stock Price. By SWGB, if the board of directors of SWGB so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:

(i)               The number obtained by dividing the FBMS Average Stock Price by the Initial FBMS Market Price (the “FBMS Ratio”) is less than 0.80; and

(ii)              the FBMS Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.20 from such quotient, subject, however, to the following:

If SWGB elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to FBMS. Within five (5) Business Days following its receipt of such notice, FBMS shall have the option to adjust the per share Merger Consideration such that the per share value of the Merger Consideration (calculated using the FBMS Average Stock Price) is equal to or greater than the lesser of the following:

(x)         an amount equal to the product of the Initial FBMS Market Price, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and 0.80; or

(y)         an amount equal to (A) the product of the Index Ratio, 0.80, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and the FBMS Average Stock Price, divided by (B) the FBMS Ratio.

If FBMS so elects, it shall give written notice to SWGB of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from SWGB, whereupon no termination shall have occurred pursuant to this Section 7.01(g) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Notwithstanding anything to the contrary in this Section 7.01(h), the per share Merger Consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless SWGB and FBMS so agree in writing.

Section 7.02        Termination Fee.

(a)               In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, SWGB shall pay to FBMS a termination fee equal to $3,750,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) if SWGB terminates this Agreement pursuant to Section 7.01(g), then SWGB shall pay FBMS the Termination Fee prior to and as a condition of such termination in accordance with Section 7.01(g); (ii) if FBMS terminates this Agreement pursuant to Section 7.01(f), then SWGB shall pay FBMS the Termination Fee within one (1) Business Day after notification of such termination has been provided to the other Party; or (iii) if, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SWGB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SWGB and (A) thereafter this Agreement is terminated (x) by either FBMS or SWGB pursuant to Section 7.01(c) because the Requisite SWGB Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d), and (B) prior to the date that is twelve months after the date of such termination, SWGB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SWGB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(iii), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead refer to “ fifty percent (50%)”.

(b)               SWGB and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if SWGB fails promptly to pay any amounts due under this Section 7.02, SWGB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.

(c)               Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SWGB pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), SWGB (or any successor in interest of SWGB) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03       Effect of Termination. Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

ARTICLE VIII

DEFINITIONS

Section 8.01        Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adverse Recommendation Action” has the meaning set forth in Section 5.09(c).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than SWGB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.31(b).

“Book-Entry Shares” means any non-certificated share held by book entry in SWGB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SWGB Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SWGB Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the date that is five (5) days prior to the Closing Date.

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).

“Dissenting Shares” has the meaning set forth in Section 2.01(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Enforceability Exception” has the meaning set forth in Section 3.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.15(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by FBMS (which shall be FBMS’s transfer agent for the FBMS Common Stock), and reasonably acceptable to SWGB, to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(e).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBMS” has the meaning set forth in the preamble to this Agreement.

“FBMS Average Stock Price” means the average closing price of the FBMS Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“FBMS Common Stock” means the common stock, $1.00 par value per share, of FBMS.

“FBMS Disclosure Schedule” has the meaning set forth in Article IV.

“FBMS Ratio” shall have the meaning as set forth in Section 7.01(h)(i).

“FBMS Reports” has the meaning set forth in Section 4.05(a).

“FDIA” has the meaning set forth in Section 3.26.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Financial Statements” has the meaning set forth in Section 3.07(b).

“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Southwest Georgia Bank” has the meaning set forth in Section 1.03.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“GBCC” has the meaning set forth in Section 1.01.

“GDBF” has the meaning set forth in Section 3.06(a).

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of SWGB Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional

Banking Index (KRX).

“Index Ratio” has the meaning set forth in Section 7.01(h)(ii).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial FBMS Market Price” means $33.58.

“Initial Index Price” shall mean the Index Price on the date of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.31(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to SWGB, the actual knowledge, of the Persons set forth in SWGB Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leased Real Property” is any Real Property which is subject to a Lease.

“Lease” or “Leases” has the meaning set forth in Section 3.29(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.22(a).

“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SWGB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SWGB and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SWGB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SWGB and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SWGB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SWGB and FBMS operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SWGB or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“MBCA” has the meaning set forth in Section 1.01.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(d).

“Mississippi Courts” has the meaning set forth in Section 9.03(b).

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice Period” has the meaning set forth in Section 5.09(d).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(d).

“OCC” has the meaning set forth in Section 3.06(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of SWGB and SWGB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(b).

“Owned Real Property” is defined in Section 3.29(a).

“Party” or “Parties” have the meaning set forth in the preamble.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Merger” has the meaning set forth in Section 1.05(a).

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FBMS and SWGB relating to the SWGB Meeting.

“Real Property” means parcels of real property, including all buildings, structures and improvements located on such real property.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approvals” has the meaning set forth in Section 3.06(a).

“Requisite SWGB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SWGB Common Stock entitled to vote thereon at the SWGB Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“SRO” has the meaning set forth in Section 3.06(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SWGB means, unless the context otherwise requires, any current or former Subsidiary of SWGB.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“SWGB” has the meaning set forth in the preamble to this Agreement.

“SWGB 401(a) Plan” has the meaning set forth in Section 3.15(c).

“SWGB Benefit Plans” has the meaning set forth in Section 3.15(a).

“SWGB Cancelled Shares” has the meaning set forth in Section 2.01(b).

“SWGB Common Stock” means the common stock, $1.00 par value per share, of SWGB.

“SWGB Disclosure Schedule” has the meaning set forth in Article III.

“SWGB Employees” has the meaning set forth in Section 3.15(a).

“SWGB Financial Advisor” has the meaning set forth in Section 3.14.

“SWGB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SWGB and its Subsidiaries.

“SWGB Investment Securities” means the investment securities of SWGB and its Subsidiaries.

“SWGB Loan” has the meaning set forth in Section 3.22(c).

“SWGB Material Contracts” has the meaning set forth in Section 3.12(a).

“SWGB Meeting” has the meaning set forth in Section 5.04(a).

“SWGB Options” means the option to purchase SWGB Common Stock granted under any SWGB Stock Plan.

“SWGB Preferred Stock” means the serial preferred stock, par value $1.00 per share, of SWGB.

“SWGB Recommendation” has the meaning set forth in Section 5.04(b).

“SWGB Regulatory Agreement” has the meaning set forth in Section 3.13.

“SWGB Reports” has the meaning set forth in Section 3.07(a).

“SWGB Representatives” has the meaning set forth in Section 5.09(a).

“SWGB Restricted Share” has the meaning set forth in Section 2.02(a).

“SWGB Stock Plans” means all equity plans of SWGB or any Subsidiary, each as amended to date.

“SWGB Subsequent Determination” has the meaning set forth in Section 5.09(d).

“SWGB Voting Agreement” or “SWGB Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, escheat, unclaimed property or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“The First” has the meaning set forth in Section 1.03.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Trust Business” has the meaning set forth in Section 5.21.

“Trust Business Wind-Down” has the meaning set forth in Section 5.21.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01        Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 5.10.

Section 9.02        Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the SWGB Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or SWGB without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 9.03        Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a)          This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.

(b)          Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Mississippi Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive

71

jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

(c)          Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04        Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05        Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

(a)          if to FBMS, to:

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn:   M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com

with a copy (which shall not constitute notice to FBMS) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:    Mark Kanaly
E-mail: mark.kanaly@alston.com

(b)          if to SWGB, to:

Southwest Georgia Financial Corporation

201 First Street, S.E

Moultrie, GA 31768
Attn:    Drew DeWitt
E-mail: dewitt.drew@sgfc.com

with a copy (which shall not constitute notice to SWGB) to:

Troutman Sanders LLP

600 Peachtree Street, Suite 3000

Atlanta, Georgia 30308

Attn: James W. Stevens

E-mail: james.stevens@troutman.com

Section 9.06       Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, FBMS and SWGB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07      Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

73

Section 9.08        Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09        Interpretation.

(a)            When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)            The SWGB Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)           Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)           Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10       Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11       Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

THE FIRST BANCSHARES, INC.

By:	/s/ M. Ray Cole, Jr.
Name:	M. Ray Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer

SOUTHWEST GEORGIA FINANCIAL CORPORATION

By:	/s/ George DeWitt Drew
Name:	George DeWitt Drew
Title:	President and Chief Executive Officer

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of December 18, 2019, by and between the undersigned holder (“Shareholder”) of common stock of Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, FBMS and SWGB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SWGB will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Southwest Georgia Bank, a Georgia state-chartered bank and wholly-owned subsidiary of SWGB, will merge with and into The First, A National Banking Association, a national banking association and direct wholly-owned subsidiary of FBMS (“The First Bank”), with The First Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of SWGB, $1.00 par value per share (“SWGB Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of SWGB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of SWGB Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of SWGB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, FBMS entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FBMS in connection therewith, Shareholder and FBMS agree as follows:

Section 1.            Agreement to Vote Shares. Shareholder, solely in his, her or its capacity as a shareholder of SWGB, agrees that, while this Agreement is in effect, at any meeting of shareholders of SWGB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval in his, her or its capacity as a shareholder of SWGB, except as otherwise agreed to in writing in advance by FBMS, Shareholder shall:

(a)           appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of SWGB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SWGB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of SWGB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.            No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite SWGB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of any withholding taxes owed by the holder of an SWGB Restricted Share upon the vesting of an SWGB Restricted Share, and (e) such transfers as FBMS may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.            Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with FBMS as follows:

(a)           Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FBMS, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of SWGB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any SWGB Restricted Shares.

Section 4.            No Solicitation. Shareholder acknowledges and agrees that Shareholder has reviewed and understands Section 5.09(a) of the Merger Agreement and hereby agrees that, from the date hereof until the termination of this Agreement in accordance with its terms, Shareholder shall be bound by Section 5.09(a) of the Merger Agreement to the same extent (but solely with respect to Shareholder’s own actions) as if Shareholder were directly bound by SWGBs obligations thereunder.

Section 5.            Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FBMS if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FBMS will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FBMS has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FBMS’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FBMS shall have the right to inform any third party that FBMS reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from

Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FBMS hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FBMS set forth in this Agreement may give rise to claims by FBMS against such third party.

Section 6.          Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.            Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.            Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.            Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.          Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of SWGB, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of SWGB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of SWGB, if applicable.

Section 11.          Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.

Section 12.          Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of

Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 13.          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14.          Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at FBMS’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBMS, The First Bank, SWGB, Southwest Georgia Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15.          Disclosure. Shareholder hereby authorizes SWGB and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 16.         Ownership. Nothing in this Voting Agreement shall be construed to give FBMS any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FBMS any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FBMS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of SWGB or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

Section 17.         Fiduciary Duty. No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of SWGB.

Section 18.         Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE FIRST BANCSHARES, INC.

By:
Name:	M. Ray Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer

SHAREHOLDER

Printed Name:

Total Number of Shares of SWGB Common Stock Subject to this Agreement:

Exhibit B

Form of Bank Plan of Merger

And Merger Agreement

PLAN OF MERGER AND MERGER AGREEMENT

SOUTHWEST GEORGIA BANK

with and into

THE FIRST, A NATIONAL BANKING ASSOCIATION

under the charter of

THE FIRST, A NATIONAL BANKING ASSOCIATION

under the title of

“THE FIRST, A NATIONAL BANKING ASSOCIATION”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2019, by and between The First, A National Banking Association (“The First”), a national banking association, with its main office located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, and Southwest Georgia Bank, a Georgia state-chartered bank, with its main office located at 201 First Street S. E., Moultrie, Georgia, 31768 (“Southwest Georgia Bank,” together with The First, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of The First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Southwest Georgia Bank has approved this Agreement and authorized its execution in accordance with the provisions of the Official Code of Georgia §7-1-531 and the Act;

WHEREAS, The First Bancshares, Inc. (“FBMS”), which owns all of the outstanding shares of capital stock of The First, and Southwest Georgia Financial Corporation. (“SWGB”), which owns all of the outstanding shares of capital stock of Southwest Georgia Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of SWGB with and into FBMS, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);

WHEREAS, FBMS, as the sole shareholder of The First, and SWGB, as the sole shareholder of Southwest Georgia Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Southwest Georgia Bank with and into The First, with The First being the surviving bank of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Southwest Georgia Bank shall be merged with and into The First. The First shall continue its existence as the surviving bank (the “Resulting Bank”) under the charter of the Resulting Bank and the separate corporate existence of Southwest Georgia Bank shall cease. The Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “The First, A National Banking Association” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, as well as at its legally established branches and at the banking offices of Southwest Georgia Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of The First). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of The First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Southwest Georgia Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Southwest Georgia Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of The First and Southwest Georgia Bank at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of Southwest Georgia Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Southwest Georgia Bank shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of The First’s common stock shall continue to remain outstanding shares of The First’s common stock, all of which shall continue to be owned by FBMS.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:

a)	The Holding Company Merger shall have closed and become effective.

b)	The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)	The Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11

Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of The First as in effect immediately prior to the Effective Time.

SECTION 12

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 13

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, Southwest Georgia Bank and The First have entered into this Agreement as of the date first set forth above.

SOUTHWEST GEORGIA BANK

By:
Name: George DeWitt Drew
Title: President and Chief Executive Officer

THE FIRST, A NATIONAL BANKING ASSOCIATION

By:
Name: M. Ray Cole, Jr.
Title: President and Chief Executive Officer

Exhibit A

Banking Offices of the Resulting Bank

[To be completed prior to filing.]

Exhibit C

Form of Non-Competition and Non-Disclosure Agreement

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of December 18, 2019, by and between the undersigned, an individual resident of the State of Georgia (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, FBMS and Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SWGB will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Southwest Georgia Bank, a Georgia state-chartered bank and wholly-owned subsidiary of SWGB, will merge with and into The First, National Association, a national banking association and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);

WHEREAS, Director is a shareholder of SWGB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of SWGB Common Stock held by Director;

WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of SWGB or Southwest Georgia Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of SWGB and Southwest Georgia Bank, including Director, enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:

Section 1.               Restrictive Covenants.

(a)                           Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

1

(b)                           Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:

(i)             From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over SWGB or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to SWGB or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

(ii)            Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, SWGB or Southwest Georgia Bank (each a “Protected Party”), including customers of Southwest Georgia Bank actually known by Director to be actively sought by Southwest Georgia Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii)           Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), either directly or indirectly,

2

on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv)          For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party who was an employee of Southwest Georgia Bank prior to the Effective Time, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c)                           For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)            “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.

(ii)           “Confidential Information” means data and information:

(A)          relating to the business of SWGB and its Subsidiaries, including Southwest Georgia Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)           disclosed to Director or of which Director became aware as a consequence of Director’s relationship with SWGB and/or Southwest Georgia Bank;

(C)           having value to SWGB and/or Southwest Georgia Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, FBMS and/or The First; and

(D)           not generally known to competitors of SWGB or FBMS (including competitors to Southwest Georgia Bank or The First).

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from SWGB or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)          “Restricted Territory” means each county in Georgia where Southwest Georgia Bank operates a banking office at the Effective Time and each contiguous county.

3

(iv)         “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)          derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)                          Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Section 2.              Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of FBMS (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time or (b) upon a Change in Control of FBMS. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 3.              Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

4

If to FBMS:	The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com

If to Director:	The address of Director’s principal residence as it appears in SWGB’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.

Section 4.              Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 5.              Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 6.             Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 7.              Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

5

Section 8.              Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9.             Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE FIRST BANCSHARES, INC.

By:
Name:	M. Ray Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer

DIRECTOR

Printed Name:

1

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.
2.	The offer and sale of insurance products by Director to any Person.
3.	The provision of investment advisory and brokerage services by Director to any Person.
4.	The provision of private equity/venture capital financing by Director to any Person.
5.	The provision of accounting services by Director to any Person.
6.	The ownership of 5% or less of any class of securities of any Person.
7.	Obtaining banking-related services or products for entities owned or controlled by the Director.
8.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of FBMS” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of FBMS or The First, or (b) individuals serving on the board of directors of FBMS as of the date of this Agreement cease for any reason to constitute at least a majority of the board of directors of FBMS.

Exhibit D

Form of Claims Letter

CLAIMS LETTER

December 18, 2019

The First Bancshares, Inc.

6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417

Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of December 18, 2019 (the “Merger Agreement”), by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”).

Concerning any claims which the undersigned may have against SWGB or any of its subsidiaries, including Southwest Georgia Bank (each, a “SWGB Entity”), in his or her capacity as an officer, director or employee of any SWGB Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1.              Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2.              Release of Certain Claims.

(a)            The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each SWGB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any SWGB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation and related benefits for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FBMS on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

1

(b)           For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)             any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any SWGB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Southwest Georgia Bank, (B) Claims as a depositor under any deposit account with Southwest Georgia Bank, (C) Claims as the holder of any Certificate of Deposit issued by Southwest Georgia Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any SWGB Entity; (E) Claims in his or her capacity as a shareholder of SWGB, and (F) Claims as a holder of any check issued by any other depositor of Southwest Georgia Bank;

(ii)           the Claims excluded in Section 2(a)(i) above;

(iii)          any Claims that the undersigned may have under the Merger Agreement;

(iv)          any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any SWGB Entity, under Georgia law or the Merger Agreement;

(v)           any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to SWGB and FBMS prior to the Closing Date;

(vi)          any rights or Claims listed on Schedule I to this Agreement;

(vii)         any Claims to vested benefits that the undersigned is already entitled to receive under the benefit plans of any SWGB Entity;

(viii)        any rights that the undersigned has to benefits under workers’ compensation or unemployment laws or under the Consolidated Omnibus Budget Reconciliation Act of 1985;

(ix)          any rights under contracts or written agreements between the undersigned and any SWGB Entity; or

(x)           any rights to liability coverage and/or costs of defense pursuant to liability insurance for acts and omissions occurring during the undersigned’s relationship with any SWGB Entity (including but not limited to any Directors & Officers insurance or general liability insurance).

Section 3.              Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

2

Section 4.              Miscellaneous.

(a)          This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.

(b)          This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)          This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(d)          This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)          The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)           This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g)          Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

(h)          Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the

3

jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Pages Follow]

4

Sincerely,

Signature of Director

Name of Director

1

On behalf of The First Bancshares, Inc., I hereby acknowledge receipt of this letter as of this 18th day of December, 2019.

THE FIRST BANCSHARES, INC.

By:
Name:	M. Ray Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer

1

Schedule I

Additional Excluded Claims